Certified Public Accountants and Advisors

A PCAOB Registered Firm

713-489-5635 bartoncpafirm.com Cypress, Texas

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-1, of our report dated May 16, 2024, with respect to our audit of the financial statements of Connection Media as of December 31, 2023 and December 31, 2022, and for the periods from January 1, 2023 to December 31, 2023 and February 23, 2022 (“Inception”) to December 31, 2022, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Very truly yours,

/s/ BARTON CPA

Cypress, Texas

May 16, 2024